EXHIBIT 3(ii).                    BY LAWS
                         F & M NATIONAL CORPORATION


                                 ARTICLE I.

                              Principal Office

  1. The principal office of the Corporation shall be in Winchester, Virginia, at 115 North Cameron Street. There may be other locations as the Board of Directors may, from time to time, appoint, as the business of the Corporation may require.


                                ARTICLE II.

                                Stockholders

  1. ANNUAL MEETING - The annual meeting of the stockholders of the corporation shall be held at a time and place to be determined by the Board of Directors, which time and place shall be stated in the notice and call for the annual meeting.
  2. SPECIAL MEETINGS - Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors or by the Chairman of the Board. Such request shall state the purpose or the purposes of the proposed meeting. Special meetings of the stockholders shall be held at the principal office of the corporation, in Winchester, Virginia, unless otherwise determined by the Board of Directors and stated in the notice of the call for the said meeting.
  3. NOTICE OF MEETINGS - The Secretary shall cause notice of time and place of holding each meeting to be mailed, at least ten (10) days before the meeting, to each stockholder of record, at the last known address of the stockholder appearing on the records of the corporation.
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  4.  QUORUM - The holders of a majority of the outstanding Common Stock, present in person or by proxy, shall be necessary to constitute a quorum for the transaction of business at any general or special meeting of the stockholders; provided, however, that if at any meeting a quorum should not be present, an adjournment may be had, from time to time, until the holders of a majority of stock shall appear.
  5. ORGANIZATION - The Chairman of the Board shall call meetings of the stockholders to order and may act as Chairman of such meetings. In the absence of the Chairman of the Board, the President or Vice President shall act on his behalf. The stockholders may elect any stockholder to act as Chairman of any meeting. The secretary of the corporation shall act as Secretary of all meetings of the stockholders, but in the absence of the Secretary the stockholders may elect any person to act as Secretary of the meeting.
  6. VOTING - At all meetings of the stockholders, a stockholder may vote, either in person or by proxy, in writing, and he shall be entitled to one vote for each share of stock outstanding in his name on the books of the corporation. No special form of proxy shall be necessary.
  7. SHAREHOLDER PROPOSALS - To be properly brought before an annual meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder as outlined in these Bylaws. In addition to any other applicable requirements, for business to be properly brought before an annual

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meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than ninety (90) days in advance of the annual meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Corporation that are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.
  In the event that a shareholder attempts to bring business before an annual meeting without complying with the provisions of this Section 7, the Chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting in accordance with the foregoing procedures, and such business shall not be transacted.
  No business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 7, provided, however, that nothing in this Section 7 shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting.

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                                ARTICLE III
                                 Directors
  1. NUMBER, ELECTION AND TERM OF OFFICE - The business affairs of the Corporation shall be managed by not less than five (5) nor more than twenty-five (25) directors, who shall be chosen annually by the stockholders and shall hold their office for one year and until their successors shall be chosen in their stead. Directors shall be required to hold stock in the Corporation in an amount to be determined by the Board of Directors.
               (a). Voting for directors shall be non-cumulative. The nominees for directors shall be voted upon separately.
  2. NOMINATIONS - Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of Directors generally. However, any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is

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first given to shareholders.  Each notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
  3. VACANCIES - In case of any vacancy in the Board of Directors through death, resignation, disqualification or other cause, the remaining directors by vote of a majority thereof, may elect a successor to hold office for the unexpired portion of the term and until the election of his successor.
  4. REGULAR MEETINGS - There shall be an annual meeting of Directors held after the adjournment of the annual meeting of stockholders for the purpose of electing officers, and for the transaction of business, at a time and place to be determined by the

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Board of Director.  Notice of call for regular directors' meetings shall specify the time and place for holding said meetings. Should any of the days set aside for the holding of regular meetings be a legal holiday, the meeting shall be held on the following day.
  5. SPECIAL MEETINGS - Special Meetings of the Board of Directors shall be held whenever called by the direction of its Chairman, or of the President, or by written request of a majority of the members of the Board of Directors. Notice of such meeting shall state the purpose of the meeting.
  6. NOTICE OF MEETINGS - The Secretary shall give notice of the time and place of holding regular and special meetings of the Board of Directors by mail to the last known address of Directors appearing on the corporation records, at least three (3) days before such meeting. In the absence of the Secretary any other officer of the corporation may give notice of meetings.
  7. QUORUM - A majority of the Directors elected shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if at any meeting of the Board there be less than a quorum present, a majority of those present may adjourn the meeting, from time to time.
  8. ORGANIZATION - At all meetings of the Board of Directors, the Chairman of the Board of Directors, or in his absence, the President, or any Vice President shall preside. The Secretary of the Corporation shall act as Secretary at all meetings of the Board; and in the case of his absence, the Directors may designate any person to act as Secretary.

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   9.  The Board of Directors shall have such powers as are provided by the Code of Virginia, as amended, to carry out its business and affairs.


                                ARTICLE IV.
                                  Officers
  1. (A) OFFICERS - Officers of the Corporation shall be a Chairman of the Board and Chief Executive Officer, President and Chief Administrative Officer, such Vice Presidents as may be elected, a Secretary and a Treasurer, and an Assistant Secretary and an Assistant Treasurer.
               (B) The Board of Directors at its first meeting following the annual stockholders' meeting, shall elect by a majority vote, a President of the Corporation, and by a like vote may elect a Chairman of the Board, and such Vice Presidents as may be deemed necessary for the proper handling of the business affairs of the Corporation. In addition, the Board of Directors shall elect a Secretary and a Treasurer. If the directors deem it necessary for the proper conduct of the business, they shall also have the right to elect an Assistant Secretary and an Assistant Treasurer. All of the above designated officers, who may or may not be directors or stockholders, shall be elected by a majority vote of the Directors at any meeting at which a quorum is present.
               (C)  A person may hold more than one office.
               (D) All persons elected by the Board of Directors to any office, shall hold their office until the next annual meeting of the Directors and until their successors are elected and have qualified, with the provision, however, that vacancies in any office through

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death, resignation, disqualification, or removal for cause, may be filled by the Directors at any regular or special meeting for the unexpired term.
               (E) The Board of Directors may, at any regular or special meeting, elect such officers, agents and employees as it deems necessary for the transaction of the business of the Corporation, and the persons so elected shall hold their respective offices during the pleasure of the Board of Directors, and shall perform such duties and possess such powers as may be prescribed by said Board.
               (F) All officers shall be Directors except the Secretary, Assistant Secretary, Treasurer and Assistant Treasurer, who may ormay not be Directors.
  2. POWERS AND DUTIES OF THE CHAIRMAN OF THE BOARD OF DIRECTORS - The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors, and unless otherwise specified shall preside at the annual meeting of stockholders. The Chairman of the Board shall have the right to call special meetings of the Board of Directors and shall be required to do so on the written request of a majority of the Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer and shall perform such duties as may be required of him, from time to time, including acting as ex-officio member of all corporation committees. He may sign or countersign all certificates of stock.
  3.  POWERS AND DUTIES OF THE PRESIDENT - The President shall be the
Chief Administrative Officer and in the absence of the Chairman of the Board shall preside at all meetings of the Board of Directors. He shall perform all duties usually incident to the

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office of President and may sign or countersign all Certificates of Stock and shall make monthly reports to the Board of Directors.
  4. POWERS AND DUTIES OF THE VICE PRESIDENT - In the absence or disability of the President, a Vice President shall perform his usual functions and shall perform such other duties as the Board of Directors shall prescribe.
  5.  POWERS AND DUTIES OF THE TREASURER OR ASSISTANT
TREASURER - The Treasurer, or Assistant Treasurer, shall, under the direction of the Board of Directors, deposit all monies and other valuable effects in the name of and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse funds of the Company as he may be ordered to do by the Board, taking proper vouchers for such disbursements. He shall keep, or cause to be kept, suitable books that will show correctly receipts, disbursements and business of the Corporation. He shall perform such other and further duties as the Board of Directors may, from time to time, direct, or as the law may require as incidental to his office.
  6. POWERS AND DUTIES OF THE SECRETARY OR ASSISTANT SECRETARY - The Secretary, or Assistant Secretary, shall record the proceedings and minutes of the meetings of the stockholders and of the Board of Directors in a book or books, to be kept for that purpose; he shall attend to the giving and serving of all notices of the Corporation, and shall affix the seal of the Corporation to all certificates of stock or other instruments or papers when duly signed by the proper officers. He shall attend to such correspondence as

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may be assigned to him and perform all the duties as may be assigned to him by the President or the Board of Directors.

                                 ARTICLE V.
                               Disbursements
  1. No monies belonging to the Corporation, save petty cash, shall be disbursed except upon checks or drafts, or order, signed by any of the following officers: Chairman of the Board, President, Vice President, Secretary, Treasurer, Assistant Secretary, Assistant Treasurer. In the event the Office of President and Treasurer is held by one or the same person, then the signature of the President and Treasurer shall be considered as one signature. In the event the office of Secretary and Treasurer is held by one and the same person, then the signature of the Secretary-Treasurer shall be considered one signature.
  2. The Board of Directors may, from time to time, by resolution adopted by unanimous vote, or signed by all the members of the Board, authorize any other officer or employee of the Corporation to sign, or countersign, checks, drafts or notes.
  3. The officers of the Corporation may be bonded for such amounts as may be determined by the Board of Directors. The Executive Committee may recommend to the Board of Directors, for its action, the amount of bond which should be set for each director.


                                ARTICLE VI.
                     Capital Stock, Dividends and Seal
  1. CERTIFICATES OF STOCK - All certificates of stock issued by the Corporation shall be signed by the Chairman, the President,

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or a Vice President, and by the Secretary, or an Assistant Secretary, and
sealed with the Corporation Seal. No certificate for a fractional share of stock shall be issued.
  2. LOST CERTIFICATE - In case of loss or destruction of any certificate of stock, another may be issued in its place upon proof of such loss or destruction.
  3. TRANSFER OF SHARES - Shares of the Common Stock of the Corporation shall be transferable by the owner thereof in person or by duly authorized attorney upon surrender of the certificate therefor, properly endorsed.
  4. All shares of Common Stock issued upon consummation of the merger will be fully paid and non-assessable.
  The holders of the Common Stock, if and when issued, are not entitled to any pre-emptive or other subscription rights.
  The entire and exclusive voting rights are vested in the holders of the Common Stock. Each holder of the Common Stock shall have one vote for each share held by him and such voting rights are non-cumulative, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.
  5. REGULATIONS - The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer, and registration of certificates for shares of the capital stock of the Corporation.

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  6.  DIVIDENDS AND FINANCE - Dividends upon the Common Stock of the Corporation may be declared at any regular or special meeting and shall be payable as and when the Directors may determine. The Board of Directors shall have the right to set aside, out of the entire net profits of the Corporation, such sum or sums as they from time to time, think proper as a reserve fund to meet contingencies or for repairing or maintaining any property of the Company, or for working capital, or for any lawful purpose beneficial to the Corporation. No dividend shall be declared that will impair the capital of the Corporation.
  7. CORPORATE SEAL - The Corporate Seal for the Corporation shall consist of two concentric circles with F & M National Corporation, Winchester, Virginia, between the circles, and the word SEAL in the center of the circle.
  8.  REDEMPTION OF CERTAIN SHARES.  In accordance with the provisions of
Section 18.1-728.7 of Article 14.1 of the Virginia Stock Corporation Act, the corporation may, but is not required to, redeem shares of its common stock which have been the subject to a control share acquisition (as defined in that Article) under the circumstances set forth in paragraphs A and B of Section 18.1-728.7.


                                ARTICLE VII.

                            Executive Committee

  There may be an Executive Committee of not less than three nor more than six members of the Board of Directors. The Executive Committee shall be appointed by the Chairman of the Board and approved by the Board of Directors at any regularly scheduled or

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special meeting, and the Chairman of the Board shall also serve as Chairman of the Executive Committee. The Executive Committee shall have the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board of Directors. The Executive Committee may also regularly review other corporate matters and recommend appropriate action to the Board of Directors. The Executive Committee shall hold meetings on call of the Chairman of the Board or on call of any two members, and notice of the meetings may be given in writing or by telephone. All members shall be notified one day in advance of any called meetings.

                               ARTICLE VIII.
                                 Amendments
  The By Laws of this Corporation may be amended by a majority vote of the Board of Directors represented at any regular or special meeting of the Board of Directors where a quorum is present, provided that notice in writing of such proposed amendment shall be given to each Director of the Corporation at least ten (10) days before the meeting at which the proposed amendment is to be acted upon. Such notice shall be sent to the address of each Director of the Corporation, as his address appears on record with the Secretary of the Corporation.


  I, Alfred B. Whitt, CERTIFY that: (1) I am the duly constituted Secretary of F & M National Corporation, and Secretary of its Board of Directors, and as such officer am the official custodian of its records;
(2) the foregoing By Laws are the By Laws of the said Corporation, and all of them, as now lawfully in force and effect.

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  IN TESTIMONY WHEREOF, I have hereunto affixed my official signature and seal of the said Corporation, in the City of Winchester, Virginia, on this 13th day of December, 1995.


                        /s/

                        ALFRED B. WHITT, SECRETARY




-- Revised Bylaws adopted by the Board of Directors of F & M National Corporation at its regular meeting held 13th day of December, 1995.

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